ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”), dated as of August 29, 2008, is by and among American International Industries, Inc., a -----------------Nevada corporation (the “Purchaser”), Shumate Machine Works, Inc., a Texas corporation (the “Company”), and Shumate Industries, Inc., a Delaware corporation and the sole shareholder of the Company (the “Parent”).

RECITALS

A. The Parent owns all of the issued and outstanding shares of capital stock of the Company.

B. The parties hereto wish to provide for the terms and conditions upon which the Purchaser will acquire substantially all of the assets and assume specified liabilities of the Company.

C. The parties hereto wish to make certain representations, warranties, covenants and agreements in connection with the purchase of assets and assumption of liabilities and also to prescribe various conditions to such transaction.

AGREEMENT

Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE OF ASSETS

1.1 Assets to be Purchased. Upon satisfaction of all conditions to the obligations of the parties contained herein (other than such conditions as shall have been waived in accordance with the terms hereof), the Company shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase from the Company, at the Closing (as hereinafter defined), all of the Company’s right, title and interest in and to the assets, properties, goodwill and rights of the Company, as a going concern, of every nature, kind and description, tangible and intangible, wherever located and whether or not carried or reflected on the books and records of the Company (hereinafter sometimes collectively called the “Assets”), including without limitation: (i) the assets referred to in the form of Bill of Sale listed on Exhibit 1.1(a) hereto; and (ii) the assets reflected on the Latest Balance Sheet (as hereinafter defined), with only such dispositions of such assets reflected on the Latest Balance Sheet as shall have occurred in the ordinary course of the Company’s business between the date thereof and the Closing and which are permitted by the terms hereof, and excluding only (x) the minute books, corporate seal and stock records of the Company and (y) the assets specifically described on Exhibit 1.1(b) hereto. All machinery, equipment, vehicles and other personal property, including without limitation inventories, accounts and notes receivable, trade notes, trade accounts, shall be conveyed free and clear of any mortgage, pledge, lien or security interest of any kind or nature (whether or not of record) except for the Permitted Liens.

1.2 Assumptions of Certain Liabilities. Upon satisfaction of all conditions to the obligations of the parties contained herein (other than such conditions as shall have been waived in accordance with the terms hereof), the Purchaser, pursuant to a Liabilities Undertaking in the form of Exhibit 1.2(a) hereto (“Liabilities Undertaking”), shall assume those certain liabilities and obligations of the Company listed on Exhibit A to Exhibit 1.2(a) hereto (the “Assumed Liabilities”). The Purchaser is not assuming, and will not be obligated or liable for, any liability of the Company not listed on Exhibit A to Exhibit 1.2(a).

1.3 Purchase Price. The Purchaser shall pay for the Company’s Assets the following consideration (the “Purchase Price”):

(a) Five Million Dollars ($5,000,000); and

(b) Assumption by the Purchaser of the Assumed Liabilities.

As set forth in further detail in Sections 6.3 and 6.11, payment of the Purchase and Closing are subject to (i) simultaneous closing of the new Five Million Dollar ($5,000,000) term note and One Million Dollar ($1,000,000) revolving facility at terms acceptable to the Purchaser with Stillwater National Bank and Trust Company and (ii) the revised appraisal of the fair market value in place of the property and equipment and the intangible assets of the Company attached hereto as Schedule 6.11 being valued at least $5,000,000.

1.4 Payment of Purchase Price.

The Purchase Price shall be payable by the Purchaser as follows:

(a) The Purchaser shall pay Five Million Dollars ($5,000,000), by either (i) federal wire transfer on the date of Closing in accordance with such instructions as the Company may provide to the Purchaser at least 72 hours prior to the Closing or (ii) assumption of those certain term notes of the Parent and Company with Stillwater National Bank and Trust Company set forth on Schedule 1.4(a) (the “Assumed Stillwater Notes”) or (iii) a combination of (i) and (ii) totaling $5,000,000.

(b) The Purchaser shall execute the Liability Undertaking and deliver it to the Company at the Closing.

1.5 Purchase Price Adjustment. The determination of the Company’s Negative Working Capital (as defined below) on the date of Closing, and the Shares (as defined below) due Purchaser, if any, shall be accomplished at and after the Closing in the following manner:

(a) As of or prior to the Closing, the Purchaser and the Company shall use their best commercially reasonable efforts to mutually agree upon and prepare a balance sheet as of the Closing Date (as hereinafter defined) in accordance with GAAP, including a calculation of the Negative Working Capital as of the Closing Date (the “Closing Balance Sheet”).

(b) For purposes of this Agreement, “Negative Working Capital” means the amount by which, if any, Assumed Liabilities exceeds the sum of accounts receivable, inventory, cash and pre-paid assets of the Company on the Adjusted Closing Balance Sheet (as defined below). Upon final determination of the Adjusted Closing Balance Sheet and Negative Working Capital as set forth in subsections (c) and (d) below, Parent agrees to issue Purchaser shares of Parent’s common stock, par value $0.001 per share (the “Common Stock”) having an aggregate market value equal to the Negative Working Capital not to exceed $700,000 (the “Shares”), such number of shares to be determined by dividing the Negative Working Capital (not to exceed $700,000) by the closing price of the Common Stock on the Over the Counter Bulletin Board on the Closing Date (“Closing Price”). Parent and Purchaser hereby agree that the Closing Price shall not exceed $0.40.

(c) The Parent and the Company shall promptly prepare the post Closing Balance Sheet within forty-five (45) days of the date of Closing and shall deliver copies thereof to the Purchaser (the “Adjusted Closing Balance Sheet”). The Parent and Company shall prepare a computation of the Negative Working Capital based on the Adjusted Closing Balance Sheet and shall submit such computation to Purchaser in writing at the same time that copies of the Adjusted Closing Balance Sheet are delivered.

(d) The Purchaser shall have thirty (30) days after receipt of the Adjusted Closing Balance Sheet and the Negative Working Capital of the Company (the “Review Period”) to review and verify the Adjusted Closing Balance Sheet and the Negative Working Capital of the Company. If no party objects in writing to the Adjusted Closing Balance Sheet and the Negative Working Capital of the Company within the Review Period, then the Adjusted Closing Balance Sheet and the Negative Working Capital of the Company shall be final and binding on all parties, and the Shares shall be payable in accordance with subsection (b). If any party does so object within the Review Period then the parties shall meet as soon as practicable to attempt to resolve any such objection. If the parties agree in writing on a final Adjusted Closing Balance Sheet and the Negative Working Capital of the Company within ten (10) days after the expiration of the Review Period, then the provisions of subsection (b) shall apply. If the parties cannot agree upon a final Adjusted Closing Balance Sheet and the Negative Working of the Company within ten (10) days after the Review Period, then the provisions of Section 10.12 shall become applicable.

(e) The Purchase Price will be allocated among the Assets in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) as shall be mutually agreed by the Purchaser and the Company. The Company and the Purchaser will file all Tax Returns (as defined herein) and tax reports (including IRS Form 8594) in accordance with and based upon such allocation and will take no position in any Tax Return, tax proceeding or tax audit which is inconsistent with such allocation.

1.6 Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to Article 7 hereof, a closing (the “Closing”) will occur within 48 hours of satisfaction or waiver of all closing conditions set forth in Articles 6 and 7, or such later date or time as the parties hereto may agree in writing (the “Closing Date”), provided, however, that in no event shall the Closing occur later than the “Termination Date” which shall be the October 1, 2008, unless the parties hereto shall agree in writing to extend the date of such Closing. The Closing shall be held at the offices of the Purchaser at 601 Cien Street, Suite 235, Kemah, Texas 7765, or such other place as the parties may agree, at 10:00 a.m., local time or such other time as the parties may agree, at which time and place the documents and instruments necessary or appropriate to effect the transactions contemplated herein will be exchanged by the parties.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company hereby represents and warrants to the Purchaser as of the date hereof as follows:

2.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas, has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets, is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on the Company.

2.2 Capitalization. The authorized capital stock of the Company is set forth in Section 2.2 of the disclosure schedule delivered by the Company (the “Disclosure Schedule”). The number of shares of capital stock of the Company outstanding is set forth in Section 2.2 of the Disclosure Schedule. All issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and are without, and were not issued in violation of, preemptive rights. Except as set forth in Section 2.2 of the Disclosure Schedule: (i) there are no shares of capital stock or other equity securities of the Company outstanding or any securities convertible into or exchangeable for such shares, securities or rights; (ii) there are no outstanding options, warrants, conversion privileges or other rights to purchase or acquire any capital stock or other equity securities of the Company or any securities convertible into or exchangeable for such shares, securities or rights; and (iii) there are no contracts, commitments, understandings, arrangements or restrictions by which the Company is bound to issue or acquire any additional shares of its capital stock or other equity securities or any options, warrants, conversion privileges or other rights to purchase or acquire any capital stock or other equity securities of the Company or any securities convertible into or exchangeable for such shares, securities or rights.

2.3 Authorization. The Company has full corporate power and authority to enter into this Agreement and the Company Delivered Documents (as hereinafter defined) and to carry out the transactions contemplated herein and therein. The Board of Directors of the Company has taken all action required by law, its articles of incorporation and bylaws and otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by the Company and no other corporate action is necessary. This Agreement is the valid and binding legal obligation of the Company enforceable against the Company in accordance with its terms.

2.4 Non-Contravention. Except as set forth in Section 2.4 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will to the Company’s knowledge: (i) violate or be in conflict with any provision of the articles of incorporation or bylaws of the Company; or (ii) except for such violations, conflicts, defaults, accelerations, terminations, cancellations, impositions of fees or penalties, mortgages, pledges, liens, security interests, encumbrances, restrictions, changes or other events which could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (A) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which the Company (unless with respect to which defaults or other rights, requisite waivers or consents shall have been obtained at or prior to the Closing) or (B) result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance, restriction, adverse claim or charge of any kind, upon any property or assets of the Company or under any debt, obligation, contract, agreement or commitment to which the Company is a party or by which the Company or any of its assets or properties is or may be bound; or (iii) violate any applicable statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters (sometimes hereinafter separately referred to as a “Law” and sometimes collectively as “Laws”) of any applicable foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (hereinafter sometimes separately referred to as an “Authority” and sometimes collectively as “Authorities”).

2.5 Consents and Approvals. Except as set forth in Section 2.5 of the Disclosure Schedule, with respect to the Company, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (hereinafter sometimes separately referred to as a “Consent” and sometimes collectively as “Consents”) any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated herein, except where the failure to obtain such Consent would not prevent or delay consummation of the transactions contemplated herein, or otherwise prevent or delay the Company from performing its obligations under this Agreement, and would not have a Material Adverse Effect.

2.6 Financial Statements. The balance sheets of the Company as of December 31, 2007 (the “December 2007 Balance Sheet”), and related statements of operations are set forth in Section 2.6 of the Disclosure Schedule. The balance sheet of the Company as of June 30, 2008 is referred to herein as the “Latest Balance Sheet” and is also set forth in Section 2.6 of the Disclosure Schedule. Except as disclosed in Section 2.6 of the Disclosure Schedule, the aforesaid financial statements have been prepared from, and are consistent with, the books and records of the Company.

2.7 Absence of Certain Changes. Except as set forth in Section 2.7 of the Disclosure Schedule, except for the negotiation and execution of this Agreement, since the date of the Latest Balance Sheet, the Company has owned and operated its assets, properties and businesses in the ordinary course of business and consistent with past practice; without limiting the generality of the foregoing, the Company has not, subject to the aforesaid exceptions:

(a) suffered any adverse change in its condition (financial or otherwise), working capital, assets, properties, liabilities, obligations, reserves, businesses, prospects, goodwill or going concern value or experienced any event or failed to take any action which reasonably could be expected to result in such an adverse change;

(b) suffered any loss, damage, destruction or other casualty (whether or not covered by insurance) or suffered any loss of officers, employees, dealers, distributors, independent contractors, customers, or suppliers or other favorable business relationships;

(c) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock; or purchased or redeemed any shares of its capital stock;

(d) issued or sold any shares of its capital stock, or any options, warrants, conversion, exchange or other rights to purchase or acquire any such shares or any securities convertible into or exchangeable for such shares;

(e) incurred any indebtedness for borrowed money;

(f) mortgaged, pledged, or subjected to any lien, lease, security interest or other charge or encumbrance any of its properties or assets, tangible or intangible, except for Permitted Liens;

(g) acquired or disposed of any assets or properties, except in the ordinary course of business;

(h) forgiven or canceled any debts or claims, or waived any rights;

(i) granted to any officer or salaried employee or any other employee any increase in compensation in any form or paid any severance or termination pay;

(j) entered into any commitment for capital expenditures for additions to plant, property or equipment; or

(k) agreed, whether in writing or otherwise, to take any action described in this subsection.

2.8 Real Properties. The Company does not own any real properties. Section 2.8 of the Disclosure Schedule lists all real properties leased by the Company. Section 2.8 of the Disclosure Schedule includes a brief description of the operating facilities located thereon, the annual rent payable thereon, the length of the term, any option to renew with respect thereto and the notice and other provisions with respect to termination of rights to the use thereof. Except as set forth in Section 2.8 of the Disclosure Schedule, such leasehold interests are valid and in full force and effect and enforceable in accordance with their terms and there does not exist any violation, breach or default thereof or thereunder.

2.9 Machinery, Equipment, Vehicles and Personal Property. Section 2.9 of the Disclosure Schedule lists all material machinery, equipment and vehicles owned or leased by the Company, other than those items set forth on Exhibit 1.1(b). Except as set forth in Section 2.9 of the Disclosure Schedule, the Company has good and merchantable right, title and interest in and to all its machinery, equipment, vehicles and other personal property reflected in the Latest Balance Sheet and purchased or otherwise acquired since the date of the Latest Balance Sheet (except for such items sold in the ordinary course of business since the date of the Latest Balance Sheet). Except as set forth in Section 2.9 of the Disclosure Schedule, none of such machinery, equipment, vehicles or other personal property owned by the Company is subject to any mortgage, pledge, lien or security interest of any kind or nature (whether or not of record) except Permitted Liens. Except as set forth in Section 2.9 of the Disclosure Schedule, all of the machinery, equipment, vehicles or other personal property owned by the Company is in good repair and good operating condition, ordinary wear and tear excepted, and is free from latent and patent defects..

2.10 Inventories. Section 2.10 of the Disclosure Schedule lists all inventory of the Company as of July 31, 2008, excluding the inventory included within the Excluded Assets. Except as set forth in Section 2.10 of the Disclosure Schedule, all inventory of the Company, whether reflected in the Latest Balance Sheet or otherwise (but excluding the inventory included within the Excluded Assets), consists of a quality and quantity usable and salable in the ordinary course of business, and the present quantities of all inventory of the Company are reasonable in the present circumstances of the businesses as currently conducted or as proposed to be conducted; provided, however, that the foregoing does not take into account any plans of the Purchaser for conduct of the business after the Closing Date.

2.11 Receivables and Payables.

(a) Section 2.11 of the Disclosure Schedule lists all accounts receivable, notes receivable, trade notes and trade accounts (collectively, “Accounts Receivable”) of the Company as of July 31, 2008, including their aging. Except as set forth in Section 2.11 of the Disclosure Schedule, (A) the Company has good right, title and interest in and to all its Accounts Receivable, including those reflected in the Latest Balance Sheet and those acquired and generated since the date of the Latest Balance Sheet (except for those paid since the date of the Latest Balance Sheet); (B) none of such Accounts Receivable is subject to any mortgage, pledge, lien or security interest of any kind or nature (whether or not of record) except Permitted Liens; (C) except to the extent of applicable reserves shown in the Latest Balance Sheet, to the knowledge of the Company, all of the Accounts Receivable owing to the Company constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no claims, refusals to pay or other rights of set-off against any thereof; (D) no account or note debtor is delinquent in payment by more than ninety days; (E) the aging schedule of the Accounts Receivable of the Company set forth in the Disclosure Schedule is complete and accurate in all material respects; and (F) to the knowledge of the Company, there is no reason why any Accounts Receivable will not be collected in accordance with its terms, other than for such accounts and notes which are not in excess of the reserves established therefor and reflected in the Latest Balance Sheet.

(b) Section 2.11(b) of the Disclosure Schedule lists all accounts payable of the Company. All accounts payable and notes payable by the Company arose in bona fide transactions in the ordinary course of business and except as set forth on Section 2.11 of the Disclosure Schedule no such account payable or note payable is delinquent by more than ninety days in its payment.

2.12 Litigation. Except as set forth in Section 2.12 of the Disclosure Schedule, to the knowledge of the Company, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind (including without limitation a proceeding, suit, claim or action, or an investigation, review or audit by any Authority, involving any environmental Law or matter), judgment, decree, decision, injunction, writ or order pending, noticed, scheduled or threatened or contemplated by or against or involving the Company, its assets, properties or businesses or its directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

2.13 Insurance. Section 2.13 of the Disclosure Schedule contains an accurate and complete list of all policies of fire and other casualty, general liability, theft, life, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by the Company, specifying the insurer, the policy number, the term of the coverage and, in the case of any “claims made” coverage, the same information as to predecessor policies for the previous three years. All present policies are in full force and effect and all premiums with respect thereto have been paid. The Company has not been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past five years, except as described in Section 2.13 of the Disclosure Schedule.

2.14 Benefit Plans.

(a) Section 2.14 of the Disclosure sets forth a true and complete list of each Employee Plan (as hereinafter defined) and Benefit Arrangement (as hereinafter defined).

(b) The Company has performed in all material respects all obligations required to be performed by it under each Employee Plan that is intended to qualify under Sections 401(a), 401(k) or 401(m) of the Code, and each such Employee Plan and Benefit Arrangement has been established and maintained in all material respect in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code.

(c) Except as set forth on Section 2.14 of the Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated herein will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan or Benefit Arrangement that will or could reasonably be expected to result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits that will result in any liability of Purchaser.

2.15 Contracts and Commitments; No Default.

(a) Except as set forth in Section 2.15 of the Disclosure Schedule, the Company:

(i) has no written contract, commitment, agreement or arrangement with any person or, to the Company’s knowledge, any oral contract, commitment, agreement or arrangement which (1) requires payments individually in excess of $10,000 annually or in excess of $50,000 over its term (including without limitation periods covered by any option to extend or renew by either party) and (2) is not terminable on thirty (30) days’ or less notice without cost or other Liability;

(ii) does not pay any person or entity cash remuneration at the annual rate (including without limitation guaranteed bonuses) of more than $50,000 for employment or consulting services rendered;

(iii) is not restricted by agreement from carrying on its businesses or any part thereof anywhere in the world or from competing in any line of business with any person or entity;

(iv) is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity;

(v) is not party to any agreement, contract, commitment or loan to which any of its directors, officers or shareholders or any “affiliate” or “associate” (as defined in Rule 405 as promulgated under the Securities Act of 1933) (or former affiliate or associate) thereof is a party;

(vi) is not party to any purchase or sale contract or agreement that calls for aggregate purchases or sales in excess over the course of such contract or agreement of $25,000 or which continues for a period of more than twelve months (including without limitation periods covered by any option to renew or extend by either party) which is not terminable on sixty (60) days’ or less notice without cost or other Liability at or any time after the Closing;

(vii) is not subject to any contract, commitment, agreement or arrangement with any “disqualified individual” (as defined in Section 280G(c) of the Code) which contains any severance or termination pay liabilities which would result in a disallowance of the deduction for any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) under Section 280G of the Code; and

(viii) has no distributorship, dealer, manufacturer’s representative, franchise or similar sales contract relating to the payment of a commission.

Each contract, agreement, instrument, license, commitment, loan, restriction and other arrangement set forth on Section 2.15 of the Disclosure Schedule shall be referred to as a “Material Contract” and shall be collectively referred to as the “Material Contracts.”

(b) To the knowledge of the Company, true and complete copies (or summaries, in the case of oral items) of all Material Contracts have been made available to the Purchaser for review. Except as set forth in Section 2.15 of the Disclosure Schedule to the knowledge of the Company, all Material Contracts are valid and enforceable by and against the Company in accordance with their respective terms; the Company is not in material breach, violation or default, however defined, in the performance of any of its obligations thereunder, and, to the knowledge of the Company, no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a material breach, violation or default thereunder or thereof; and, to the Company’s knowledge, no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

2.16 Orders, Commitments and Returns. Except as set forth in Section 2.16 of the Disclosure Schedule, to the knowledge of the Company, all accepted and unfulfilled orders for the sale of products and the performance of services entered into by the Company and all outstanding contracts or commitments for the purchase of supplies, materials and services were made in bona fide transactions in the ordinary course of business. Except as set forth in Section 2.16 of the Disclosure Schedule, to the knowledge of the Company, there are no claims against the Company to return products by reason of alleged over-shipments, defective products or otherwise, or of products in the hands of customers, retailers or distributors under an understanding that such products would be returnable.

2.17 Labor Matters. Except as set forth in Section 2.17 of the Disclosure Schedule to the knowledge of the Company: (i) the Company is and has been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such Laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice; (ii) to the knowledge of the Company, there is no unfair labor practice complaint against the Company pending or threatened before the National Labor Relations Board or any other comparable Authority; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Company’s knowledge, threatened against or directly affecting the Company; (iv) to the knowledge of the Company, no labor representation question exists respecting the employees of the Company and there is not pending or threatened any activity intended or likely to result in a labor representation vote respecting the employees of the Company; (v) no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist or, to the Company’s knowledge, have been threatened; (vi) no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company; (vii) to the knowledge of the Company, the Company has not experienced any significant work stoppage or other significant labor difficulty; (viii) the Company is not delinquent in payments to any persons for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such persons, including without limitation any amounts due under any Employee Plan and Benefit Arrangement; (ix) except as upon termination of the employment of any person, neither the Purchaser nor any subsidiary of the Purchaser will, by reason of anything done by the Company or the Parent at or prior to or as of the date of Closing, be liable to any of such persons for so-called “severance pay” or any other payments; and (x) to the knowledge of the Company, within the twelve month period prior to the date hereof there has not been any expression of intention to the Company by any officer or key employee identified in Section 2.17 of the Disclosure Schedule to terminate such employment.

2.18 Dealers and Suppliers. Except as set forth in Section 2.18 of the Disclosure Schedule, there has not been in the twelve month period prior to the date hereof any adverse change in the business relationship of the Company with any dealer or supplier to the Company which is reasonably likely to have a Material Adverse Effect.

2.19 Permits and Other Operating Rights. Except as set forth in Section 2.19 of the Disclosure Schedule, the Company does not require the Consent of any Authority to permit it to operate in the manner in which it presently is being operated, and possesses all permits and other authorizations from all Authorities presently required necessary to permit it to operate it businesses in the manner in which they presently are conducted.

2.20 Compliance with Law. Except as set forth in Section 2.20 of the Disclosure Schedule, and without limiting the scope of any other representations or warranties contained in this Agreement, but without intending to duplicate the scope of such other representations and warranties to the knowledge of the Company, the assets, properties, businesses and operations of the Company are and have been in material compliance with all Laws applicable to the ownership and conduct of their assets, properties, businesses and operations. To the knowledge of the Company, there are no outstanding and unsatisfied deficiency reports, plans of correction, notices of noncompliance or work orders relating to any Authorities arising as a result of any such failure to be in material compliance, and no such discussions with any Authorities arising as a result of any such failure to be in material compliance are scheduled or pending.

2.21 Assets of Business. The Assets constitute substantially all of the assets held for use or used primarily in connection with its businesses, except for the Excluded Assets, and, except for the Excluded Assets, are adequate to carry on such businesses as presently conducted by the Company.

2.22 Brokers. Except as set forth in Section 2.22 of the Disclosure Schedule, neither the Company nor any of its directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to the Company for any such fee or commission to be claimed by any person or entity. Notwithstanding the above, any finder’s fee or commission, if owed, will be paid solely by the Purchaser.

2.23 Customers. Except as set forth in Section 2.23 of the Disclosure Schedule, in the 12-month period prior to the date hereof, with respect to any customer of the Company representing more than $250,000 of sales in such 12-month period, there has been neither any significant dispute nor to the knowledge of the Company any set of circumstances which is reasonably anticipated to have a material adverse effect on the relationship between the Company and such customer.

2.24 Taxes and Tax Returns. Except as set forth on Section 2.24 of the Disclosure Schedule, Parent has duly filed, on behalf of the Company, with the appropriate governmental agencies all federal tax returns and reports, all state and local tax returns and reports with respect to income, payroll, sales and franchise taxes and all other tax returns and reports, the filing of which is necessary for the conduct of its business. All such tax returns properly reflect the taxes of the Company for the periods covered. All federal, state, and local taxes, assessments, interest, penalties, deficiencies, fees, or other governmental charges or impositions called for by such tax returns, or claimed to be due by any taxing authority, have been properly accrued or paid and all deposits required by law to be made with respect to employee's withholding taxes have been made. There are no material unresolved questions or claims concerning the Company’s tax liability. Parent, on behalf of the Company, has not received any notice of audit, deficiency, or assessment or proposed deficiency or assessment by the Internal Revenue Service or any other taxing authority, nor has Parent, on behalf of the Company, waived any statute of limitations with respect to taxes or agreed to any extensions of time with respect to a tax assessment of deficiency.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Purchaser as of the date hereof as follows:

3.1. Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the activities conducted by it or the character of the property owned, leased or operated by it make such qualification necessary or appropriate, except for those jurisdictions where the failure to be so qualified has not and could not reasonably be expected to have a Material Adverse Effect on the ability of the Parent, to fulfill its obligations under this Agreement.

3.2. Authorization. Parent has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein and therein. The Boards of Directors of the Parent have taken all action required by law, its articles of incorporation and bylaws or otherwise (including without limitation, procuring approval by the Parent’s stockholders) to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and no other corporate action is required. This Agreement is the valid and binding legal obligation of Parent enforceable against it in accordance with its terms.

3.3 Issuance of Shares. The Shares to be issued to Purchaser hereunder have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company and the Parent as of the date hereof as follows:

4.1. Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Purchaser is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the activities conducted by it or the character of the property owned, leased or operated by it make such qualification necessary or appropriate, except for those jurisdictions where the failure to be so qualified has not and could not reasonably be expected to have a Material Adverse Effect on the ability of the Purchaser, to fulfill its obligations under this Agreement.

4.2. Authorization. Purchaser has full corporate power and authority to enter into this Agreement and the Purchaser Delivered Documents and to carry out the transactions contemplated herein and therein. The Boards of Directors Purchaser have taken all action required by law, their respective articles of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and no action of the stockholders or the Purchaser is required. This Agreement is the valid and binding legal obligation of Purchaser enforceable against it in accordance with its terms.

4.3. Non-Contravention. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate any provision of the articles of incorporation or bylaws of the Purchaser; or (ii) except for such violations, conflicts, defaults, accelerations, terminations, cancellations, impositions of fees or penalties, mortgages, pledges, liens, security interests, encumbrances, restrictions and charges which would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser, (A) violate, be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to, any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Purchaser is a party or by which they or any of its properties or assets is or may be bound (unless with respect to which defaults or other rights, requisite waivers or consents will have been obtained at or prior to the Closing) or (B) result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance, restriction, adverse claim or charge of any kind, upon any property or assets of Purchaser under any debt, obligation, contract, agreement or commitment to which Purchaser is a party or by which Purchaser or any of their assets or properties is or may be bound; or (iii) violate any Law.

4.4. Consents and Approvals. No Consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by Purchaser of this Agreement, or the consummation of the transactions contemplated herein, other than any Consent which, if not made or obtained, will not, individually or in the aggregate, have a Material Adverse Effect on the business of Purchaser.

4.5. Brokers. Neither Purchaser nor any of its directors, officers or key employees have employed any broker, finder or financial advisor, or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to Purchaser for any such fee or commission to be claimed by any person or entity. Notwithstanding the above, any finder’s fee or commission, if owed, will be paid solely by the Purchaser.

4.6. Legal Proceedings. There are no actions, suits or proceedings instituted, pending or to the knowledge of the Purchaser, threatened against Purchaser, or against any of its affiliates or against any property, asset, interest or right of any of them, either individually or in the aggregate, that would prevent or delay consummation of the transactions contemplated by this Agreement or otherwise prevent Purchaser from performing their respective obligations under this Agreement. Neither Purchaser is not subject to any judgment, order, writ, injunction or decree that would prevent or delay consummation of the transactions contemplated by this Agreement or otherwise prevent Purchaser from performing its obligations under this Agreement.

4.7 Securities Laws. Purchaser acknowledges that:

(i)	the Shares to be issued pursuant to this Agreement have not been registered or qualified under federal or state securities laws;

(ii)	Purchaser is purchasing such Shares solely for its own account and not with a view to, or for sale in connection with, any resale or distribution in violation of federal or state securities laws;

(iii)
Purchaser understands that such Shares are characterized as "restricted securities" under the federal securities laws, is familiar with the resale limitations imposed thereby (including the provisions of Rule 144 under the Securities Act and the requirements thereof) and agrees and understands that no transfer of such shares may be made without registration thereof under the Securities Act, or pursuant to an exemption thereunder; and

(iv)	The Shares, when issued, will bear the following legend:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED FOR VALUE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION THEREOF UNDER THE SECURITIES ACT OF 1933 AND/OR THE SECURITIES ACT OF ANY STATE HAVING JURISDICTION OR AN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR ACTS.

ARTICLE 5

COVENANTS

5.1 Conduct of the Company Business. The Company shall maintain its assets and properties and carry on its businesses and operations only in ordinary course in substantially the same manner as planned and previously operated; and the Company shall use its reasonable efforts to preserve intact its business organizations, existing business relationships (including without limitation its relationships with officers, employees, dealers, distributors, independent contractors, customers and suppliers), good will and going concern value.

5.2 Full Access to the Purchaser. The Company shall afford to the Purchaser and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents full and complete access to the facilities, properties, books and records of the Company in order that the Purchaser may have full opportunity to make such investigations as it shall desire to make of the affairs of the Company, provided that any such investigation shall be conducted in such a manner as not to interfere unreasonably with business operations, and provided further that neither the Purchaser nor any of its directors, officers, employees, counsel, accountants, investment advisors or other authorized representatives or agents shall have access to the facilities, properties, employees, customers or suppliers except upon the written consent of Larry Shumate, President of the Company, or Matthew Flemming, Secretary of the Company, which consent shall not be unreasonably withheld and, in any event, either or both of Larry Shumate and Matthew Flemming shall have the right to be present. In addition, the Company shall furnish such additional financial and operating data and other information as the Purchaser shall, from time to time, reasonably request, including without limitation access to the working papers of its independent certified public accountants.

5.3 Confidentiality. Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein (“Information”) in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible, or permit the Disclosure of (collectively, “Disclose” or “Disclosure” as the case may be), any of the Information to any person or entity, other than their responsible directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party’s regular counsel, by other requirements of Law; provided, however, that prior to any Disclosure of any Information permitted hereunder, the disclosing party shall first obtain the recipients’ undertaking to comply with the provisions of this subsection with respect to such information. The term “Information” as used herein shall not include any information relating to a party which the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto; (ii) to be now or to later become generally available to the public through no fault of the disclosing party; (iii) to have been available to the public at the time of its receipt by the disclosing party; (iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction. Each party hereto also agrees to promptly return to the party from whom originally received all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. A party hereto shall be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information.

5.4 Filings; Consents; Removal of Objections. Subject to the terms and conditions herein provided, the parties hereto shall use their best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time in accordance with the applicable provisions governing the time within which such transactions shall be completed, and they respectively agree to exert their best efforts to that end, including without limitation: (i) if applicable, the filing with the Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) all requisite documents and notifications in connection with the transactions contemplated hereby pursuant to the HSR Act as soon as practicable following the date hereof, and to respond as promptly as practicable to all inquiries from the FTC or the Antitrust Division in connection therewith; (ii) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (iii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

5.5 Further Assurances; Cooperation; Notification.

(a) Each party hereto will, before, at and after the Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the express intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the request of the Purchaser and without further consideration, the Company will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to the Purchaser, and to confirm the Purchaser’s title to, all of the Assets, to put the Purchaser in actual possession and operating control thereof and to assist the Purchaser in exercising all rights with respect thereto.

(b) At all times from the date hereof until the Closing, each party shall promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in Article 6 and Article 7 hereof.

(c) After the Closing, the Purchaser shall assist and cooperate reasonably with the Company and the Parent in connection with the winding up of the business and affairs of the Company arising as a result of the Closing.

5.6 Supplements to Disclosure Schedule. Prior to the Closing, the Company and the Parent will supplement or amend the Disclosure Schedule with respect to any event or development which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty of the Company or the Parent which has been rendered inaccurate by reason of such event or development. For purposes of determining the accuracy as of the date hereof of the representations and warranties of the Company and the Parent contained in Articles 2 and 3 hereof in order to determine the fulfillment of the conditions set forth in Section 6.1, the Disclosure Schedule shall be deemed to exclude any information contained in any supplement or amendment hereto delivered after the delivery of the Disclosure Schedule.

5.7 Public Announcements. None of the parties hereto shall make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that any of the parties hereto may at any time make any announcements which are deemed by its counsel to be required by applicable Law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other parties of such requirement and discusses with the other parties in good faith the exact proposed wording of any such announcement. As of the date of this Agreement, the Purchaser is not aware of any facts giving rise to a current duty to publicly disclose information pertaining to the negotiation or execution of this Agreement.

5.8 Transactional Tax Undertakings; Cooperation on Tax Matters.

(a) Tax Filings. The parties hereto shall cooperate to make any necessary filings with state and local taxing authorities and to furnish any required supplemental information to any state and local tax liabilities resulting from the consummation of the transactions contemplated herein.

(b) Cooperation on Tax Matters. Purchaser, the Company and the Parent shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Returns audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation on any material provided hereunder.

5.9 Employee Benefits. After the date of Closing, the Purchaser shall offer to substantially all employees employed by the Company immediately prior to the date of Closing with respect to the businesses relating to the Company’s Assets (except for Larry C. Shumate, whose employment arrangement is set forth in Section 6.10 (the “Company Employees”)) the opportunity to maintain such employee’s current employment; provided, that the Purchaser may terminate the employment of any employees who accept such offer at any time after such date of Closing. During the first six (6) months after the date of Closing, the compensation and benefits provided by the Purchaser shall be reasonably comparable on an overall basis (including without limitation all compensation and benefits accrued by such employees as of the date of Closing under all Employee Plan and Benefit Arrangements irrespective of whether such accrued benefits are actually received by such employees) to those provided to such employees prior to the date of Closing with credit given for the length of actual service with the Company prior to the date of Closing.

5.10 Bulk Sales Law Compliance. The Purchaser hereby waives compliance by the parties with the provisions of any applicable bulk sales laws to the transactions contemplated by this Agreement.

5.11 Prorations and Adjustments. Notwithstanding anything herein to the contrary, and subject to the provisions of Section 5.11 hereof, all real estate taxes and personal property taxes associated with the Assets, as well as all costs and expenses for electricity, natural gas, telephone and other telecommunications, water and other utilities used by the Company in connection with the operation of the business, as well as all payroll costs, shall be prorated and adjusted between the Purchaser and the Company as of the Closing Date such that the Company shall pay and be responsible for all items accruing prior to the Closing Date and the Purchaser shall pay and be responsible for all items accruing on and after the Closing Date, regardless of whether such items are paid in advance or in arrears.

5.12 Retention of and Access to Records. After the Closing Date, Purchaser shall retain for a period of seven (7) years those records of the Company delivered to Purchaser. Purchaser shall also provide the Company and Parent and their representatives reasonably access thereto, during normal business hours and on at least two days’ prior written notice.

ARTICLE 6

CONDITIONS TO OBLIGATIONS OF PURCHASER

Notwithstanding any other provision of this Agreement to the contrary, the obligation of the Purchaser to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

6.1 Representations and Warranties True. The representations and warranties of the Company and the Parent contained in this Agreement, shall be true, complete and accurate in all material respects as of the date when made and at and as of the Closing as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they shall be true and correct at the Closing with respect to such date or period; provided that a breach of any representation or warranty shall not constitute a failure of the condition contained in this Section 6.1 if such breach, either alone, or in conjunction with all other breaches, has not had, or will not have, a Material Adverse Effect.

6.2 Performance. The Company and the Parent shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Company and the Parent on or prior to the Closing.

6.3 Financing. On or prior to Closing, Purchaser shall have received from Stillwater National Bank and Trust Company (i) adequate financing to perform all of its obligations under this Agreement and the transactions contemplated hereby and thereby, including, without limitation, the payment of the Purchase Price; (ii) a new term note, amending and restating the Assumed Stillwater Notes, in an amount equal to $5,000,000 and (iii) a revolving credit facility in an amount equal to $1,000,000.

6.4 Consents The Purchaser shall have received consents to assume leases for any equipment subject to a lease identified on Section 2.9 of the Disclosure Schedule, including, without, limitation, the consent from Vencore Solutions LLC.

6.5 Required Approvals and Consents.

(a) All action required by law and otherwise to be taken by the Board of Directors of the Company and the Parent to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

(b) All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, and all Consents of from all persons and entities other than Authorities that are identified in the Disclosure Schedule shall have been delivered, made or obtained, and the Purchaser shall have received copies thereof.

6.6 Adverse Changes. No change, circumstance or event which constitutes or has resulted in, or that is reasonably likely to result in, a Material Adverse Effect relative to the Company since the date of the Latest Balance Sheet.

6.7 No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would individually or in the aggregate, otherwise have a Material Adverse Effect on the business, financial condition, prospects, or operations of the Company.

6.8 Legislation. No Law shall have been enacted which prohibits, restricts or materially delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

6.9 Certificates. Purchaser shall have received such certificates of the Company’s officers and the Parent, in a form and substance reasonably satisfactory to the Purchaser, dated the date of Closing, to evidence compliance with the conditions set forth in Sections 6.1 and 6.2.

6.10 Employment Agreements. On or before the date of Closing, Larry C. Shumate shall have executed and delivered to the Purchaser the employment agreement substantially in the form and substance set forth in Exhibit 6.10 hereto (the “Employment Agreement”).

6.11 Appraisal. On or before the Closing, Purchaser shall have received an (i) appraisal of the fair market value in place of the current property and equipment of the Company and (ii) a schedule of the intangible assets of the Company attached hereto as Schedule 6.11 and the combination of (i) and (ii) shall equal or exceed $5,000,000 in the aggregate.

6.12 Documentation for Conveyance of the Company’s Assets. The Purchaser shall have received, in a form and substance reasonably satisfactory to the Purchaser, dated the date of Closing, all of the Bills of Sale, deeds, assignments and other conveyance and transfer documentation listed on Exhibit 5.11.

ARTICLE 7

CONDITIONS TO COMPANY’S OBLIGATIONS

Notwithstanding anything in this Agreement to the contrary, the obligation of the Company and the Parent to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

7.1 Representations and Warranties True. The representations and warranties of the Purchaser contained in this Agreement shall be in all material respects true, complete and accurate as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they shall be true and correct in all material respects at the Closing with respect to such date or period.

7.2 Performance. The Purchaser shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Purchaser at or prior to the Closing.

7.3 Corporate Approvals. All Consents listed on Section 2.5 of the Disclosure Schedule shall have been delivered, made or obtained. All action required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

7.4 No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

7.5 Certificates. The Purchaser shall have furnished the Company and the Parent with such certificates of Purchaser’s officers, in a form and substance reasonably acceptable to the Company and the Parent, dated the date of Closing, to evidence compliance with the conditions set forth in Sections 7.1 and 7.2.

7.6 Payment of Consideration. The Company shall have received (a) satisfactory evidence that the wire transfer required by Section 1.4(a) and/or assumption of the Assumed Stillwater Notes has been completed, and (b) the executed Liabilities Undertaking required by Section 1.4(b).

7.7 Releases. The Company and Parent shall have received releases, in form reasonably satisfactory to the Company, Parent and their counsel, from (i) Stillwater National Bank and Trust Company, including without limitation UCC-3 termination statements, regarding any of the Assumed Stillwater Notes actually assumed by Purchaser; (ii) P&S Properties LLC with respect to the Improved Property Commercial Lease for the premises located at 12060 FM 3083, Conroe, Texas being assigned to Purchaser; (jjj) Hitachi Capital American Corp. relating to that certain Master Motor Vehicle Security Agreement being assumed by Purchaser; and (iv) with respect to that certain Sunfiirm Model CST 42160, either Vencore Solutions LLC under that certain Master Lease 8801 or Champion Machine under invoice No. 0907-2641 .

7.8 Employment Agreements. On or before the date of Closing, the Purchaser shall have executed and delivered, or caused to have been executed and delivered, to Larry C. Shumate his Employment Agreement.

7.9 Execution and Delivery of Certain Agreements. The Company and the Parent shall have received satisfactory evidence that the agreements identified in Exhibit 7.9 hereto have been executed and delivered by the parties thereto.

ARTICLE 8

TERMINATION AND ABANDONMENT

8.1 Methods of Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time notwithstanding approval thereof by the shareholders of the Company, but not later than the Closing:

(a) By mutual written consent of the Purchaser and the Company; or

(b) By Purchaser on or after the Termination Date or such later date as may be established pursuant to Article 1 hereof, if any of the conditions provided for in Article 6 of this Agreement shall not have been satisfied or waived in writing by Purchaser prior to such date; or

(c) By the Company on or after the Termination Date or such later date as may be established pursuant to Article 1 hereof, if any of the conditions provided for in Article 7 of this Agreement shall not have been satisfied or waived in writing by the Company prior to such date; or

(d) By any party if the Closing shall not have occurred on or before October 1, 2008.

8.2 Procedure Upon Termination. In the event of termination and abandonment pursuant to Section 8.1, written notice thereof shall forthwith be given to the other party or parties, and the provisions of this Agreement shall terminate, and the transactions contemplated herein shall be abandoned, without further action by any party hereto. If this Agreement is terminated as provided herein: (a) each party will, upon request, redeliver all documents, work papers and other material of any other party (and all copies thereof) relating to the transactions contemplated herein, whether so obtained before or after the execution hereof, to the party furnishing the same; (b) the confidentiality obligations of Section 5.3 shall continue to be applicable; and (c) except as provided in this subsection, no party shall have any liability for a breach of any representation, warranty, agreement, covenant or other provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such party or any representative, agent, employee or independent contractor thereof.

ARTICLE 9

SURVIVAL AND INDEMNIFICATION

9.1 Survival. The representations, warranties and covenants of each of the parties hereto shall survive the Closing for a period to one (1) year.

9.2 Indemnification by Purchaser. Purchaser agrees to indemnify the Company and the Parent from and against any and all loss, liability, claim or damage (“Losses”) suffered or incurred by it by reason of (a) any untrue representation of, or breach of warranty by Purchaser in any part of this Agreement, provided, however, that no claim for indemnity may be made pursuant to this subsection after the first anniversary of the date of Closing; (b) any Assumed Liabilities; and (c) any nonfulfillment of any covenant, agreement or undertaking of Purchaser in any part of this Agreement which by its terms is to remain in effect after the Closing and has not been specifically waived in writing at the Closing by the party or parties hereof entitled to the benefits thereof. The Purchaser shall reimburse the Company and the Parent for any and all fees, costs and expenses of any kind arising out of or relating to enforcement of the indemnification rights pursuant to this Section 9.2 (including, without limitation, any and all Legal Expenses) and, for purposes hereof, such fees, costs and expenses shall be deemed to be Losses.

9.3 Indemnification by the Company and the Parent . The Company and Parent, jointly and severally, agree to indemnify the Purchaser from and against any and all Losses suffered or incurred by it by reason of (a) any materially untrue representation of, or material breach of warranty by the Company or any Parent in this Agreement, provided, however, that no claim for indemnity may be made pursuant to this subsection after the first anniversary of the date of Closing and (b) any nonfulfillment of any covenant, agreement or undertaking of the Company or Parent in this Agreement which by its terms is to remain in effect after the Closing and has not been specifically waived in writing at the Closing by the party or parties hereto entitled to the benefits thereof, which nonfullfillment cause a Material Adverse Effect . Notwithstanding anything to the contrary in this subsection, no claim may be made under this subsection if it (or the principal facts with respect to it) were known or reasonably should have been known and the claim could have been asserted at a time when it would have resulted in a required adjustment which would be reflected in the Closing Balance Sheet or the Adjusted Closing Balance Sheet. The Company and the Parent, jointly and severally, shall reimburse the Purchaser for any and all fees, costs and expenses of any kind arising out of or relating to enforcement of the indemnification rights pursuant to this Section 9.3 (including, without limitation, any and all Legal Expenses) and, for purposes hereof, such fees, costs and expenses shall be deemed to be Losses.

9.4 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the party seeking indemnification (the “Indemnified Party”) shall promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) of the claim and, when known, the facts constituting the basis for such claim. In the case of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings of a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. If the Indemnifying Party is of the opinion that the Indemnified Party is not entitled to indemnification, or is not entitled to indemnification in the amount claimed in such notice, it shall deliver, within twenty (20) days after the receipt of such notice, a written objection to such claim and written specifications in reasonable detail of the aspects or details objected to, and the grounds for such objection. If the Indemnifying Party shall file timely written notice of objection to any claim for indemnification, the validity and amount of such claim shall be determined by arbitration pursuant to Section 10.12 hereof.

9.5 Certain Limitations. Notwithstanding anything to the contrary in this Agreement, the aggregate amount of damages recoverable pursuant to the provisions of this Article 9 by the Purchaser shall be limited to $5,000,000 (the “Indemnification Cap”).

9.6 Tax and Insurance. All indemnification or reimbursement payments required pursuant to this Agreement shall be made net of all tax and insurance benefits actually received by the Indemnified Party. In the event that any claim for indemnification asserted hereunder is, or may be, the subject of any insurance coverage or other right to indemnification or contribution from any third person, the Indemnified Party(ies) expressly agree that he (they) shall promptly notify the applicable insurance carrier of any such claim or loss and tender defense thereof to such carrier, and shall also promptly notify any potential third party indemnitor or contributor which may be liable for any portion of such losses or claims. The Indemnified Party(ies) agree to pursue, at the cost and expense of the Indemnified Party, such claims diligently and to reasonably cooperate, at the cost and expense of the Indemnified Party, with each applicable insurance carrier and third party indemnitor or contributor.

9.7 Undertakings. Prior to the assertion of any claims for indemnification under this Agreement, the Indemnified Party shall utilize all reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate any losses or damages subject to indemnification hereunder.

9.8 Remedies. Except for fraudulent tort causes of action and except as otherwise specifically provided in this Agreement, the sole and exclusive remedy of the Purchaser under this Agreement shall be restricted to the indemnification rights set forth in this Article 9.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1 Expenses. Each of the parties hereto shall bear its own costs, fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including without limitation fees, commissions and expenses payable to brokers, finders, investment bankers, consultants, exchange or transfer agents, attorneys, accountants and other professionals, whether or not the transactions contemplated herein is consummated;

10.2 Amendment and Modification. Subject to applicable Law, this Agreement may be amended or modified by the parties hereto at any time prior to the Closing with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by all of the parties hereto.

10.3 Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy shall preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent shall be given in writing in the same manner as for waivers of compliance.

10.4 No Third Party Beneficiaries. Nothing in this Agreement shall entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

10.5 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given and effective:

(a) on the date of delivery, if delivered personally;

(b) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested;

(c) on the first business day after having been transmitted to a third party providing delivery services in the ordinary course of business which guarantees delivery on the next business day after such transmittal (e.g., via Federal Express); or

(d) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex, e-mail or other similar telegraphic or electronic communications equipment, provided that such transmission is confirmed by prompt mailing (postage prepaid, by certified or registered mail, return receipt requested) or by guaranteed overnight delivery:

If to the Company or the Parent:

To:	Shumate Industries, Inc.
12060 FM 3083
Conroe, TX 77301
Attn: President
Fax: (936) 539-9396

With a copy to:	Indeglia & Carney
1900 Main Street, Suite 125
Irvine, CA 92614
Fax: (949) 851-5940

or to such other person or address as the Company or the Parent shall furnish to the other parties hereto in writing in accordance with this subsection.

If to the Purchaser:

To:	American International Industries
601 Cien Street, Suite 235
Kemah, TX 77565
Attn: Daniel Dror, Chief Executive Officer
Fax: (281) 334-9508

With a copy to:	Park Avenue Group, Inc.
90 John Street
Suite 626
New York NY 10038
Attn: Rich Rubin
Fax: (646) 202-9681

or to such other person or address as the Purchaser shall furnish to the other parties hereto in writing in accordance with this subsection.

10.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, provided that the Company may assign this Agreement, and any of its rights and/or obligations arising hereunder, in whole or in part, and from time to time, in connection with any dissolution and/or winding up of its business and affairs after the Closing and provided further, that Purchaser may assign its rights and delegate any of its obligations under this Agreement to any Subsidiary of Purchaser; provided that no such assignment shall relieve Purchaser or delegation shall relieve Purchaser from any of its obligations hereunder.

10.7 Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal substantive laws of the State of Texas (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

10.8 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.9 Headings. The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

10.10 Entire Agreement. This Agreement, the Disclosure Schedule and the exhibits and other writings expressly set forth or incorporated in this Agreement or in the Disclosure Schedule are part of this Agreement, and together they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as “this Agreement” or the “Agreement.” There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. Without limiting the generality of the foregoing, this Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement. Provisions of this Agreement shall be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; provided, however, that if any such provision shall become invalid or unenforceable under applicable Law such provision shall be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement shall continue in full force and effect.

10.11 Injunctive Relief. It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants and agreements in Section 4.3 hereof. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party shall be entitled to injunctive relief against the threatened breach of Section 4.3 hereof or the continuation of any such breach without the necessity or proving actual damages and may seek to specifically enforce the terms thereof.

10.12 Arbitration. With the sole exception of the injunctive relief contemplated by Section 10.11, any controversy or claim arising out of or relating to this Agreement, including any exhibits thereto or the making, performance or interpretation thereof, including without limitation alleged fraudulent inducement thereof, shall be settled finally, completely and conclusively by binding arbitration in Houston, Harris County, Texas by a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association. In the arbitration proceeding, the Parent shall select one arbitrator, the Purchaser shall select one arbitrator and the two arbitrators so selected shall select a third arbitrator. Should one party fail to select an arbitrator within ten (10) business days after notice of the appointed of an arbitrator by the other party or should the two arbitrators selected by the Parent and the Purchaser fail to select an arbitrator within ten (10) business days after the date of the appointment of the last of such two arbitrators, any person sitting as a Judge of the United States District Court of the Southern District of Texas, Houston Division, upon application of the Parent or the Purchaser, shall appoint an arbitrator to fill such space with the same force and effect as though such arbitrator had been appointed in accordance with the immediately preceding sentence of this Section 10.12. Arbitration shall be initiated by written demand by the party seeking arbitration. This agreement to arbitrate shall be specifically enforceable only in the District Court of Harris County, Texas. A decision of the arbitrator shall be final, conclusive, and binding on all parties, and judgment may be entered thereon in the District Court of Harris County, Texas, to enforce such decision and the benefits thereof.

10.13 Certain Definitions. For purposes of this Agreement,

“Benefit Arrangement” means an employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for severance pay, life insurance or health care coverage (including any self-insured arrangements), flexible spending accounts or cafeteria benefit programs under Code Section 125, workers' compensation, disability benefits, dependent care benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or providing for deferred compensation, profit-sharing, cash or stock bonuses, stock options, stock appreciation rights, stock purchase or other forms of incentive compensation or post-retirement life insurance, health care or disability coverage that (i) is not an Employee Plan, (ii) is maintained or contributed to by the Company or any of their ERISA Affiliates and (iii) covers any Employee.

“Closing Balance Sheet” shall mean the balance sheet of the Company as of the Closing Date prepared in accordance with GAAP on a basis consistent with the Latest Balance Sheet.

“Company Delivered Documents” shall mean all of the agreements, certificates, instruments and other documents to be delivered by the Company or the Parent pursuant to or in connection with this Agreement.

“Employee Plan” means each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA; (ii) is maintained or contributed to by Purchaser or any of its ERISA Affiliates with respect to the employees of the Company; and (iii) covers any employee of the Company.

“Knowledge” “to the knowledge”, “known” or “awareness” and words of similar import shall mean the actual knowledge of a person and, when used with respect to the Company, shall mean the actual knowledge of Larry Shumate.

“Legal Expenses” of a person shall mean any and all fees, costs and expenses of any kind reasonably incurred by such person and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to, any threatened or asserted claim.

“Material Adverse Effect” shall mean an event, change or occurrence which has a material negative impact on the condition (financial or otherwise), businesses, results of operations or prospects of the Company or the Purchaser, as the case may be (and going concern value, in the case of the Company), or the ability of the Company, or the Purchaser as the case may be, to consummate the transactions contemplated hereby, other than any such event, change or occurrence resulting or arising from general economic conditions.

“Permitted Liens” shall mean: (i) liens securing specified liabilities or obligations shown on the Latest Balance Sheet with respect to which no breach, violation or default exists; (ii) mechanics’, carriers’, workers’ and other similar liens arising in the ordinary course of business; (iii) minor imperfections of title which do not impair the existing use of the Assets; and (iv) liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings.

”Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or governmental body.

“Purchaser Delivered Documents” shall mean all of the agreements, certificates, instruments and other documents to be delivered by the Purchaser pursuant to or in connection with this Agreement.

“Subsidiary” shall mean, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

“PURCHASER”

AMERICAN INTERNATIONAL INDUSTRIES, INC.

By:___________________________
Name:
Title:

“COMPANY”

SHUMATE MACHINE WORKS, INC.

By:___________________________
Name:
Title:

“PARENT”

SHUMATE INDUSTRIES, INC.

By:___________________________
Name:
Title: